Exhibit 99.1

National Dentex Corporation Announces Sales and Earnings for the Third Quarter 2009

NATICK, Mass.--(BUSINESS WIRE)--November 5, 2009--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced sales and earnings for the three and nine months ended September 30, 2009. Sales for the third quarter of 2009 totaled $39,006,000, a decline of 7.8%, as compared to sales of $42,302,000 for the third quarter of 2008. Net income for the third quarter of 2009 rose 33.8% to $1,059,000, or $.18 per share on a diluted basis, as compared to $791,000, or $.14 per share on a diluted basis, for the third quarter of 2008.

For the nine months ended September 30, 2009, sales were $123,021,000 compared to $130,411,000 for the same period in 2009, a decrease of 5.7%. Net income for the nine-month period increased 23.6% to $5,448,000, or $0.95 per diluted share, from $4,409,000, or $.78 per share on a diluted basis, for the same period in 2008.

David Brown, President and CEO commented: “The increases in our third quarter and nine months net income reflect the successful effort of our cost containment initiatives put in place throughout the year. We continue to feel the effects of the industry-wide slowdown in revenues brought on by a decline in discretionary consumer spending. However, we believe that as the economy begins to recover we have better positioned ourselves to take advantage of the expected increase in the demand for dental services, as patients who have deferred these services no longer do so. During the first three quarters of 2009, we have generated a significant increase in cash flow. As a result, we have reduced our interest bearing debt by over $14 million and consequently strengthened our balance sheet. We believe these results show that we are managing our costs well in this recessionary economic environment as we sharpen our focus on executing strategies fundamental to longer term opportunities.”

Mr. Brown further stated: “Our management team continues to work on identifying potential acquisition candidates as we remain firmly committed to our program of acquiring accretive laboratories as a means of creating value for our shareholders.”

About National Dentex

National Dentex Corporation serves an active customer base of over 24,000 dentists through 44 dental laboratories located in 30 states and one Canadian province. National Dentex’s dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to statements regarding our future sales revenues, profitability, expectations regarding market share and cost savings, strategic initiatives and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The forward-looking statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed, including the current economic slowdown and credit market disruptions; National Dentex’s ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex’s ability to attract, retain and motivate qualified personnel; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; National Dentex’s ability to access the credit markets on commercially reasonable terms; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex’s filings with the Securities and Exchange Commission, particularly under Item 1A, “Risk Factors” of National Dentex’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. National Dentex assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

National Dentex Corporation Earnings Results (Unaudited) (In Thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009

Net Sales	$42,302	$39,006	$130,411	$123,021
Cost of Goods Sold	25,750	23,170	76,983	70,735
Gross Profit	16,552	15,836	53,428	52,286

Operating Expenses	14,369	13,443	43,994	41,617
Operating Income	2,183	2,393	9,434	10,669

Other Expense	212	169	580	619
Interest (Income) Expense	520	292	1,542	1,017
Income Before Tax	1,451	1,932	7,312	9,033

Income Taxes	660	873	2,903	3,585
Net Income	$791	$1,059	$4,409	$5,448

Weighted Average Shares Outstanding:
- Basic	5,655	5,771	5,598	5,728
- Diluted	5,665	5,823	5,622	5,746

Net Income per Share:
- Basic	$0.14	$0.18	$0.79	$0.95
- Diluted	$0.14	$0.18	$0.78	$0.95

National Dentex Corporation Selected Balance Sheet Data (Unaudited) (In thousands)

	December 31,	September 30,
	2008	2009

Cash and Equivalents	$2,110	$1,349
Accounts Receivable – net	19,228	17,491

Current Assets	33,019	31,205
Current Liabilities	23,492	23,088
Working Capital	9,527	8,117

Total Assets	161,515	156,994

Long Term Obligations	47,531	36,763
Stockholders’ Equity	$90,492	$97,143

CONTACT:
National Dentex Corporation
Richard F. Becker, 508-907-7800
Executive Vice President, Treasurer